Exhibit 99.1

BPZ Energy, Inc. Developing Energy - Providing Opportunities Two Westlake - 580 Westlake Park Blvd, Suite 525 - Houston, TX 77079 Tel: (281) 556-6200 - Fax: (281) 556-6377 www.bpzenergy.com

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Purchases Gas Turbines from GE Energy

HOUSTON—September 30, 2008—BPZ Resources, Inc. (AMEX:BZP) announced the signing of a contract and initial down payment with GE Energy’s aeroderivative business for the purchase of three LM6000 gas-fired turbines, with an option for a fourth unit.  Each turbine will have a generation capacity of 45 megawatts.  Delivery of the three units is scheduled during the fourth quarter 2009.  The Company expects its wholly owned 135 MW power plant, to be located near the town of Nueva Esperanza in northwest Peru, to begin commercial electricity sales in May 2010.

The power plant design allows the Company to install as many as six LM6000 gas turbines, as power demand in Peru is expected to continue growing.  These efficient gas-fired turbines, with a heat rate of 8,272 British Thermal Units per Kilowatt-hour, will use approximately eight million cubic feet per day of gas feedstock per unit.  Considering that current negotiated power prices in Peru average $50 per Megawatt-hour, the Company would then be able to attain the equivalent of approximately $6.05 per Mcf on an integrated basis.

Manolo Zuñiga, BPZ Energy’s President and Chief Executive Officer commented, “The signing of this contract signals the start of the construction phase of our gas-to-power project and is yet another milestone for BPZ Energy.  Since going public in 2004, we have been focused on executing our gas-to-power strategy, as we viewed it as vital not only for providing the Company with a ready market for its natural gas, but also to provide much needed power to the Peruvian grid.  With power demand in Peru growing year-on-year, we are planning to grow the plant’s generating capacity from 135 megawatts to 180 megawatts by adding a fourth turbine to the facility, and eventually to 270 megawatts with the six turbines at which time the plant would consume 48 million cubic feet per day of gas feedstock. This is not only an important project for BPZ Energy, but also for the country of Peru as well so that it will have the necessary energy to continue on its current path of sustained economic growth.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, including successful installation and operation of the new turbines, final documentation and execution of debt financing documents with the International Finance Corporation, successful production of indicated reserves, and the successful management of our capital development project, as well as other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.